Exhibit 99

NEWS MEDIA CONTACT:
 Sears Holdings Public Relations
847-286-8371

FOR IMMEDIATE RELEASE:
July 8, 2005

KMART ANNOUNCES PRELIMINARY FOOTSTAR SETTLEMENT

HOFFMAN ESTATES, Ill., -- Kmart Corporation, a subsidiary of Sears Holdings Corporation (Nasdaq: SHLD), announced today that it has entered into a agreement with Footstar, Inc. providing for a comprehensive settlement of the litigation pending in Footstar's bankruptcy case concerning the assumption of the Master Agreement that grants Footstar a license to operate the footwear departments in all Kmart stores.

The settlement provides for Footstar to assume an amended and restated Master Agreement which will require Kmart to be paid $45 million as a "cure claim" on account of all of Kmart's claims for unpaid dividends, return of capital and damages; provide for compensation to Footstar in the event that Kmart disposes of, closes or converts in excess of an agreed upon number of stores each year; and shorten the remaining term of the relationship from a December 31, 2012 expiration to a December 31, 2008 expiration. The settlement is subject to the approval of the Bankruptcy Court presiding over Footstar's bankruptcy. A hearing on the matter is scheduled for August 18, 2005.

About Sears Holdings Corporation

Sears Holdings Corporation is the nation's third largest broadline retailer, with approximately $55 billion in annual revenues, and with approximately 3,800 full-line and specialty retail stores in the United States and Canada. Sears Holdings is the leading home appliance retailer as well as a leader in tools, lawn and garden, home electronics and automotive repair and maintenance. Key proprietary brands include Kenmore, Craftsman and DieHard, and a broad apparel offering, including such well-known labels as Lands' End, Jaclyn Smith and Joe Boxer, as well as the Apostrophe and Covington brands. It also has Martha Stewart Everyday products, which are offered exclusively in the U.S. by Kmart and in Canada by Sears Canada. The company is the nation's largest provider of home services, with more than 14 million service calls made annually. For more information, visit Sears Holdings' website at www.searsholdings.com.

About Kmart

Kmart, a wholly owned subsidiary of Sears Holdings Corporation (NASDAQ: SHLD), is a mass merchandising company that offers customers quality products through a portfolio of exclusive brands that include Thalia Sodi, Jaclyn Smith, Joe Boxer, Martha Stewart Everyday and Route 66. For more information visit the company's website at www.kmart.com or the Sears Holdings Corporation website at www.searsholdings.com

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, benefits to Kmart Corporation, Kmart Holdings Corporation or Sears Holdings arising from the settlement of claims with Footstar, statements about future financial and operating results and plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. These forward-looking statements speak only as of the time first made, and no undertaking has been made to update or revise them as more information becomes available.